Permian Resources Announces Second Quarter 2023 Results
MIDLAND, Texas – August 2, 2023 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its second quarter 2023 financial and operational results.
Second Quarter Financial and Operational Highlights
•Increased both crude oil and total average production by 8% quarter-over-quarter to 84.4 MBbls/d and 165.9 MBoe/d, respectively
•Announced cash capital expenditures of $371 million and accrued capital expenditures of $386 million
•Reported net cash provided by operating activities of $448 million and adjusted free cash flow1 of $80 million (cash capital expenditures)
•Continued to realize significant operational efficiency gains, driving meaningful improvements in drilling and completion cycle times
◦Increased average completed and drilled feet per day by 31% and 13%, respectively, compared to third quarter 2022
•Delivered total return of capital of $57 million, or $0.10 per share:
◦Quarterly base dividend of $0.05 per share
◦Variable dividend of $0.05 per share
Management Commentary
“Permian Resources had a strong operational and financial quarter, driven by robust well results across both Texas and New Mexico. Over halfway through the year, our asset base is performing as expected, with year-to-date well productivity in-line with last year’s,” said Will Hickey, Co-CEO of Permian Resources. “Additionally, we recently reduced our operated rig count from seven to six rigs due to continued efficiency gains and remain on pace to achieve our full-year and fourth quarter production targets, highlighting the strength of our operations.”
“We are proud to continue building upon our track record of operational execution and returning capital to shareholders. For the second quarter, we delivered $57 million to shareholders through the base and variable dividends,” said James Walter, Co-CEO of the Company. “Given our expected production growth profile and reduced capital spending for the remainder of the year, we expect to generate significantly more free cash flow during the third and fourth quarters, assuming current strip pricing.”
Operational and Financial Results
Permian Resources continued the efficient development of its core Delaware Basin acreage position in the second quarter, delivering strong well results and driving meaningful operational efficiencies. During the quarter, average daily crude oil production increased 8% compared to the prior quarter to 84,393 barrels of oil per day (“Bbls/d”). Second quarter total production also increased 8% quarter-over-quarter and averaged 165,850 barrels of oil equivalent per day (“Boe/d”). “Strong well results drove a significant increase in production for the quarter and further demonstrate our continued execution in the field,” said Will Hickey, Co-CEO.
Second quarter average realized prices were $71.52 per barrel of oil, $1.24 per Mcf of natural gas and $20.73 per barrel of natural gas liquids (“NGLs”), excluding the effects of hedges and GP&T expenses.

Second quarter total controllable cash costs (LOE, GP&T and cash G&A) were $8.11 per Boe. Second quarter LOE was $5.50 per Boe, an increase of 2% compared to the prior quarter, which was primarily driven by higher water handling costs. As a reminder, the Company closed the divestiture of a portion of its saltwater disposal wells in March. Second quarter GP&T was $1.44 per Boe. Cash G&A decreased 14% quarter-over-quarter to $1.17 per Boe. “Our cash G&A metrics demonstrate the Company’s relentless focus on being a low-cost leader in the Permian Basin,” said James Walter, Co-CEO. “On a per unit basis, our cash G&A ranks lowest compared to similar sized, oily peers2.”
Second quarter total cash and accrued capital expenditures (“capex”) were $371 million and $386 million, respectively, and included higher drilling and completion activity compared to the prior quarter. As previously disclosed, accrued capex during the second half of 2023 is expected to be lower than the first half of the year primarily as a result of reduced drilling capex.
Since closing the merger in September of 2022, Permian Resources has continued to capture significant synergies, driven by higher operational efficiencies and lower costs. Through completion design modifications and quality control initiatives, the Company’s average completed feet and pump hours per day for the quarter increased by 31% and 25%, respectively, compared to the third quarter of 2022. Second quarter drilled feet per day increased by 13% compared to the third quarter of 2022, as a result of the Company high-grading its drilling fleet and optimized drilling practices. Additionally, Permian Resources recently set a new Company drilling record, reaching spud-to-total depth on a two-mile lateral in Eddy County, New Mexico in under eleven days.
“These operational efficiencies have resulted in a meaningful improvement to our cycle times,” said Will Hickey, Co-CEO. “As a result, we recently reduced our operated rig program to six compared to seven during the first half of the year, while maintaining our fourth quarter crude oil production growth target of approximately 10% compared to the prior year period.”
For the second quarter, Permian Resources generated net cash provided by operating activities of $448 million and adjusted free cash flow1 of $80 million, utilizing cash capex, or $65 million, utilizing accrued capex. The Company also reported net income attributable to Class A Common Stock during the second quarter of $73 million, or $0.23 per basic share. Second quarter adjusted net income1 was $150 million or $0.27 per adjusted basic share.
Permian Resources continues to maintain a strong financial position and low leverage profile. At June 30, 2023, the Company had $18 million in cash on hand and $300 million in borrowings outstanding under its revolving credit facility. Total liquidity was approximately $1.2 billion, including letters of credit. Net debt-to-LQA EBITDAX1 at June 30, 2023 was approximately 1.1x, and the Company has no maturities of long-term debt until 2026.
Shareholder Returns
Permian Resources announced today that its Board of Directors (the “Board”) declared a quarterly base cash dividend of $0.05 per share of Class A common stock, or $0.20 per share on an annualized basis. Additionally, based upon second quarter financial results, the Board has declared a quarterly variable cash dividend of $0.05 per share of Class A common stock. Combined, the base and variable dividends represent a total of $0.10 per share. The base and variable dividends are payable on August 23, 2023 to shareholders of record as of August 15, 2023.
“Consistent with our game plan, we continue to return 50% of our quarterly free cash after the base dividend to shareholders through dividends and share repurchases. As a result, we’ve returned approximately $200 million, or $0.35 per share, to shareholders since announcing our capital returns framework late last year,” said James Walter, Co-CEO.
Leadership Change

Permian Resources announced today that Matt Garrison will be departing his role as Chief Operating Officer for personal reasons, effective September 1, 2023. At that time, Mr. Garrison’s direct operational reports will report to Will Hickey, Co-CEO. Permian Resources believes this structure will streamline the Company’s reporting process and provide for direct communication from individual operational departments to the Co-CEOs.
“On behalf of the Board and the entire organization, I want to thank Matt for his leadership and dedication,” said Will Hickey, Co-CEO. “Matt’s contribution was fundamental to the successful integration between Colgate and Centennial. We will miss working with him and wish him the best in the future.”
“The past seven years at Permian Resources and its predecessor company have been incredibly rewarding. I am proud of the accomplishments of the entire Permian Resources team and grateful for the relationships built over that time. I wish Permian Resources continued success going forward,” said Matt Garrison.
Quarterly Report on Form 10-Q
Permian Resources’ financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on August 3, 2023.
Conference Call and Webcast
Permian Resources will host an investor conference call on Thursday, August 3, 2023 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss second quarter operating and financial results. Interested parties may join the webcast by visiting Permian Resources’ website at www.permianres.com and clicking on the webcast link or by dialing (888) 886-7786 (Conference ID: 63908236) at least 15 minutes prior to the start of the call. A replay of the call will be available on the Company’s website or by phone at (877) 674-7070 (Access Code: 908236) for a 14-day period following the call.
About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on the responsible acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets and operations are located in the core of the Delaware Basin. For more information, please visit www.permianres.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil;
•political and economic conditions in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;
•the effects of excess supply of oil and natural gas resulting from reduced demand caused by the COVID-19 pandemic and the actions taken in response by certain oil and natural gas producing countries;
•our ability to realize the anticipated benefits and synergies from the recently-closed merger and effectively integrate the assets of Centennial and Colgate;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, return of capital program, liquidity and capital required for our development program;
•our realized oil, natural gas and NGL prices;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our ability to identify, complete and effectively integrate acquisitions of properties or businesses;
•our hedging strategy and results;
•our competition and government regulations;
•our ability to obtain permits and governmental approvals;
•our pending legal or environmental matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•costs of developing or operating our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, risks relating to the merger of the company with Colgate Energy Partners III, LLC (the “Merger”), environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any oil and gas reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Net Income, Adjusted Free Cash Flow and Net Debt-to-LQA EBITDAX are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

2) Peer group includes Callon Petroleum, Earthstone Energy, Magnolia Oil & Gas, Matador Resources, PDC Energy and SM Energy. Please see the Company’s Earnings Presentation for more details.

Contact:
Hays Mabry
Sr. Director, Investor Relations
(832) 240-3265
ir@permianres.com

SOURCE Permian Resources Corporation

Permian Resources Corporation
Operating Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenues (in thousands):
Oil sales	$549,226	$349,591	$1,073,612	$612,358
Natural gas sales(1)	23,647	68,030	55,769	107,048
NGL sales(2)	50,525	55,033	110,285	100,525
Oil and gas sales	$623,398	$472,654	$1,239,666	$819,931

Average sales prices:
Oil (per Bbl)	$71.52	$104.69	$72.89	$97.42
Effect of derivative settlements on average price (per Bbl)	3.42	(16.97)	3.53	(15.03)
Oil including the effects of hedging (per Bbl)	$74.94	$87.72	$76.42	$82.39

Average NYMEX WTI price for oil (per Bbl)	$73.78	$108.34	$74.95	$101.37
Oil differential from NYMEX	(2.26)	(3.65)	(2.06)	(3.95)

Natural gas price excluding the effects of GP&T (per Mcf)(1)	$1.24	$6.22	$1.52	$5.13
Effect of derivative settlements on average price (per Mcf)	0.52	(1.55)	0.55	(1.06)
Natural gas including the effects of hedging (per Mcf)	$1.76	$4.67	$2.07	$4.07

Average NYMEX Henry Hub price for natural gas (per MMBtu)	$2.12	$7.39	$2.39	$6.00
Natural gas differential from NYMEX	(0.88)	(1.17)	(0.87)	(0.87)

NGL price excluding the effects of GP&T (per Bbl)(2)	$20.73	$44.77	$23.69	$46.74

Net production:
Oil (MBbls)	7,680	3,339	14,730	6,286
Natural gas (MMcf)	25,092	10,941	49,066	20,866
NGL (MBbls)	3,231	1,230	6,029	2,151
Total (MBoe)(3)	15,093	6,392	28,937	11,914

Average daily net production:
Oil (Bbls/d)	84,393	36,696	81,379	34,729
Natural gas (Mcf/d)	275,734	120,225	271,080	115,280
NGL (Bbls/d)	35,502	13,507	33,310	11,881
Total (Boe/d)(3)	165,850	70,240	159,869	65,824

(1)    Natural gas sales for the three and six months ended June 30, 2023 include $7.4 million and $18.7 million, respectively, of gathering, processing and transportation expenses (“GP&T”) that are reflected as a reduction to natural gas sales and zero for the three and six months ended June 30, 2022. Natural gas average sales price, however, excludes $0.30 and $0.38 per Mcf of these GP&T charges for the three and six months ended June 30, 2023 respectively.
(2)    NGL sales for the three and six months ended June 30, 2023 include $16.5 million and $32.6 million, respectively, of GP&T that are reflected as a reduction to NGL sales and zero for the three and six months ended June 30, 2022. NGL average sales prices, however, excludes $5.09 and $5.40 per Bbl of these GP&T charges for the three and six months ended June 30, 2023 respectively.
(3)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating costs (in thousands):
Lease operating expenses	$82,991	$28,900	$157,523	$57,634
Severance and ad valorem taxes	48,927	34,695	97,436	59,746
Gathering, processing and transportation expenses	21,753	25,756	37,235	47,647
Operating cost metrics:
Lease operating expenses (per Boe)	$5.50	$4.52	$5.44	$4.84
Severance and ad valorem taxes (% of revenue)	7.8%	7.3%	7.9%	7.3%
Gathering, processing and transportation expenses (per Boe)	$1.44	$4.03	$1.29	$4.00

Permian Resources Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating revenues
Oil and gas sales	$623,398	$472,654	$1,239,666	$819,931
Operating expenses
Lease operating expenses	82,991	28,900	157,523	57,634
Severance and ad valorem taxes	48,927	34,695	97,436	59,746
Gathering, processing and transportation expenses	21,753	25,756	37,235	47,647
Depreciation, depletion and amortization	215,726	82,117	403,945	153,126
General and administrative expenses	52,736	9,947	88,210	40,550
Merger and integration expense	4,350	5,685	17,649	5,685
Impairment and abandonment expense	244	506	489	3,133
Exploration and other expenses	5,263	1,954	9,637	4,261
Total operating expenses	431,990	189,560	812,124	371,782
Net gain (loss) on sale of long-lived assets	—	(1,406)	66	(1,324)
Income (loss) from operations	191,408	281,688	427,608	446,825

Other income (expense)
Interest expense	(36,826)	(14,326)	(73,603)	(27,480)
Net gain (loss) on derivative instruments	20,601	(34,134)	75,113	(163,657)
Other income (expense)	319	85	439	203
Total other income (expense)	(15,906)	(48,375)	1,949	(190,934)

Income (loss) before income taxes	175,502	233,313	429,557	255,891
Income tax (expense) benefit	(26,548)	(41,487)	(60,802)	(48,263)
Net income (loss)	148,954	191,826	368,755	207,628
Less: Net (income) loss attributable to noncontrolling interest	(75,555)	—	(193,236)	—
Net income (loss) attributable to Class A Common Stock	$73,399	$191,826	175,519	$207,628

Income (loss) per share of Class A Common Stock:
Basic	$0.23	$0.67	$0.57	$0.73
Diluted	$0.21	$0.60	$0.52	$0.66

Weighted average Class A Common Stock outstanding:
Basic	315,168	284,992	305,593	284,922
Diluted	351,915	320,104	343,935	319,893

Permian Resources Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$18,280	$59,545
Accounts receivable, net	309,624	282,846
Derivative instruments	87,737	100,797
Prepaid and other current assets	10,396	20,602
Total current assets	426,037	463,790
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,415,969	1,424,744
Proved properties	9,691,058	8,869,174
Accumulated depreciation, depletion and amortization	(2,811,580)	(2,419,692)
Total oil and natural gas properties, net	8,295,447	7,874,226
Other property and equipment, net	38,731	15,173
Total property and equipment, net	8,334,178	7,889,399
Noncurrent assets
Operating lease right-of-use assets	62,049	64,792
Other noncurrent assets	104,061	74,611
TOTAL ASSETS	$8,926,325	$8,492,592
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$661,748	$562,156
Operating lease liabilities	36,160	29,759
Derivative instruments	354	1,998
Other current liabilities	24,462	11,656
Total current liabilities	722,724	605,569
Noncurrent liabilities
Long-term debt, net	2,060,070	2,140,798
Asset retirement obligations	44,546	40,947
Deferred income taxes	78,685	4,430
Operating lease liabilities	27,894	41,341
Other noncurrent liabilities	66,396	3,211
Total liabilities	3,000,315	2,836,296
Commitments and contingencies (Note 12)
Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 325,446,375 shares issued and 319,646,487 shares outstanding at June 30, 2023 and 298,640,260 shares issued and 288,532,257 shares outstanding at December 31, 2022	33	30
Class C: 244,632,559 shares issued and outstanding at June 30, 2023 and 269,300,000 shares issued and outstanding at December 31, 2022	24	27
Additional paid-in capital	2,944,785	2,698,465
Retained earnings (accumulated deficit)	363,881	237,226
Total shareholders' equity	3,308,723	2,935,748
Noncontrolling interest	2,617,287	2,720,548
Total equity	5,926,010	5,656,296
TOTAL LIABILITIES AND EQUITY	$8,926,325	$8,492,592

Permian Resources Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$368,755	$207,628
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	403,945	153,126
Stock-based compensation expense - equity awards	53,565	12,202
Stock-based compensation expense - liability awards	—	5,127
Impairment and abandonment expense	489	3,133
Deferred tax expense (benefit)	57,199	47,663
Net (gain) loss on sale of long-lived assets	(66)	1,324
Non-cash portion of derivative (gain) loss	3,901	47,131
Amortization of debt issuance costs and debt discount	6,278	4,226
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(11,888)	(62,751)
(Increase) decrease in prepaid and other assets	(3,969)	(6,201)
Increase (decrease) in accounts payable and other liabilities	8,495	42,491
Net cash provided by operating activities	886,704	455,099
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(107,766)	(2,592)
Drilling and development capital expenditures	(686,556)	(224,011)
Purchases of other property and equipment	(29,050)	(2,863)
Contingent considerations received related to divestiture	60,000	—
Proceeds from sales of oil and natural gas properties	63,986	863
Net cash used in investing activities	(699,386)	(228,603)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	630,000	170,000
Repayment of borrowings under revolving credit facility	(715,000)	(195,000)
Debt issuance costs	(603)	(8,533)
Proceeds from exercise of stock options	230	8
Share repurchase	(29,418)	—
Dividends paid	(47,619)	—
Distributions paid to noncontrolling interest owners	(37,883)	—
Class A Common Stock repurchased from employees for taxes due upon share vestings	(38,108)	(1,259)
Net cash provided by (used in) financing activities	(238,401)	(34,784)
Net increase (decrease) in cash, cash equivalents and restricted cash	(51,083)	191,712
Cash, cash equivalents and restricted cash, beginning of period	69,932	9,935
Cash, cash equivalents and restricted cash, end of period	$18,849	$201,647

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statements of Cash Flows for the periods presented:

	Six Months Ended June 30,
	2023	2022
Cash and cash equivalents	$18,280	$201,092
Restricted cash	569	555
Total cash, cash equivalents and restricted cash	$18,849	$201,647

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income/loss attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (not cash-settled), exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to Class A Common Stock	$73,399	$102,120	$83,050	$224,359	$191,826
Net income (loss) attributable to noncontrolling interest	75,555	117,681	115,658	119,145	—
Interest expense	36,826	36,777	39,358	28,807	14,326
Income tax expense	26,548	34,254	40,860	31,169	41,487
Depreciation, depletion and amortization	215,726	188,219	182,052	109,500	82,117
Impairment and abandonment expense	244	245	244	498	506
Non-cash derivative (gain) loss	18,678	(14,777)	88,635	(213,503)	(39,514)
Stock-based compensation expense(1)	35,042	16,707	54,342	18,896	(2,487)
Exploration and other expenses	5,263	4,374	4,765	2,352	1,954
Merger and integration expense	4,350	13,299	12,469	59,270	5,685
(Gain) loss on sale of long-lived assets	—	(66)	(13)	3	1,406
Adjusted EBITDAX	$491,631	$498,833	$621,420	$380,496	$297,306

(1)    Includes stock-based compensation for equity awards and also for cash-based liability awards that have not yet been settled in cash, both of which relate to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX is a non-GAAP financial measure. We define net debt as long-term debt, net, plus unamortized debt discount and debt issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended June 30, 2023, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to long-term debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

(in thousands)	June 30, 2023
Long-term debt, net	2,060,070
Unamortized debt discount and debt issuance costs on senior notes	55,729
Long-term debt	2,115,799
Less: cash and cash equivalents	(18,280)
Net debt (Non-GAAP)	2,097,519
LQA EBITDAX(1)	1,966,524
Net debt-to-LQA EBITDAX	1.1
(1) Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended June 30, 2023, on an annualized basis.

Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding ("Adjusted Basic and Diluted Shares") are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding during the period.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended June 30,
(in thousands)	2023	2022
Basic weighted average shares of Class A Common Stock outstanding	315,168	284,992
Weighted average shares of Class C Common Stock	245,586	—
Adjusted basic weighted average shares outstanding	560,754	284,992

Basic weighted average shares of Class A Common Stock outstanding	315,168	284,992
Add: Dilutive effects of Convertible Senior Notes	27,605	27,074
Add: Dilutive effects of equity awards and ESPP shares	9,142	8,038
Diluted weighted average shares of Class A Common Stock outstanding	351,915	320,104
Weighted average shares of Class C Common Stock	245,586	—
Adjusted diluted weighted average shares outstanding	597,501	320,104

Free Cash Flow and Adjusted Free Cash Flow
Free cash flow and adjusted free cash flow are supplemental non-GAAP financial measures that are used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define free cash flow as net cash provided by operating activities before changes in working capital, less capital expenditures incurred/paid and adjusted free cash flow as free cash flow before non-recurring merger and integration expense.
Our management believes free cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its future exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or its merger and integration costs and after funding its capital expenditures incurred or paid for the period. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computations of free cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Free cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of free cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Accrued Capital Expenditure(1)		Cash Capital Expenditure(2)
	Three Months Ended June 30,		Three Months Ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022
Net cash provided by operating activities	$448,491	$294,979	$448,491	$294,979
Changes in working capital:
Accounts receivable	10,385	8,927	10,385	8,927
Prepaid and other assets	2,953	5,786	2,953	5,786
Accounts payable and other liabilities	(15,306)	(31,666)	(15,306)	(31,666)
Operating cash flow before working capital changes	446,523	278,026	446,523	278,026
Less: total capital expenditures incurred/paid	(385,700)	(140,600)	(371,271)	(142,855)
Free cash flow	60,823	137,426	75,252	135,171
Merger and integration expense	4,350	5,685	4,350	5,685
Adjusted free cash flow	$65,173	$143,111	$79,602	$140,856

Adjusted basic weighted average shares outstanding	560,754	284,992	560,754	284,992
Adjusted free cash flow per adjusted basic share	$0.12	$0.50	$0.14	$0.49

(1) Utilizes activity-based capital expenditures incurred during the period.
(2) Utilizes cash capital expenditure payments during the period.

Adjusted Net Income
Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income as net income attributable to Class A Common Stock plus net income/loss attributable to noncontrolling interest adjusted for non-cash gains or losses on derivatives, merger and integration expense, impairment and abandonment expense, gain/loss from the sale of long-lived assets and the related income tax adjustments for these items. Adjusted net income is not a measure of net income as determined by GAAP.
Our management believes adjusted net income is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers by excluding certain non-cash items that can vary significantly. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our presentation of adjusted net income should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended June 30,
(in thousands, except per share data)	2023	2022
Net income (loss) attributable to Class A Common Stock	$73,399	$191,826
Net income (loss) attributable to noncontrolling interest	75,555	—
Non-cash derivative (gain) loss	18,678	(39,514)
Merger and integration expense	4,350	5,685
Impairment and abandonment expense	244	506
(Gain) loss on sale of long-lived assets	—	1,406
Adjusted net income excluding above items	172,226	159,909
Income tax (expense) benefit attributable to the above items(1)	(22,236)	7,181
Adjusted Net Income	$149,990	$167,090

Adjusted basic weighted average shares outstanding (Non-GAAP)(2)	560,754	284,992
Adjusted net income per adjusted basic share	$0.27	$0.59

(1)    Income tax (expense) benefit for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate of 22.5%.
(2)    Adjusted basic weighted average shares outstanding is a Non-GAAP measure that has been computed and reconciled to the nearest GAAP metric in the preceding table above.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of July 31, 2023. There were no additional contracts entered into through the date of this filing:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)(1)
Crude oil swaps	July 2023 - September 2023	1,748,000	19,000	$85.04
	October 2023 - December 2023	1,748,000	19,000	82.93
	January 2024 - March 2024	1,547,000	17,000	77.14
	April 2024 - June 2024	1,547,000	17,000	75.99
	July 2024 - September 2024	1,564,000	17,000	74.89
	October 2024 - December 2024	1,564,000	17,000	73.94
	January 2025 - March 2025	450,000	5,000	69.56
	April 2025 - June 2025	455,000	5,000	68.49
	July 2025 - September 2025	460,000	5,000	67.46
	October 2025 - December 2025	460,000	5,000	66.54
	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Collar Price Ranges ($/Bbl)(2)
Crude oil collars	July 2023 - September 2023	644,000	7,000	$76.43 - $92.70
	October 2023 - December 2023	644,000	7,000	76.43 - 92.70
	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(3)
Crude oil basis differential swaps	July 2023 - September 2023	1,025,000	11,141	$0.63
	October 2023 - December 2023	1,025,002	11,141	0.63
	January 2024 - March 2024	1,092,000	12,000	0.66
	April 2024 - June 2024	1,092,000	12,000	0.66
	July 2024 - September 2024	1,104,000	12,000	0.66
	October 2024 - December 2024	1,104,000	12,000	0.66
	January 2025 - March 2025	450,000	5,000	0.95
	April 2025 - June 2025	455,000	5,000	0.95
	July 2025 - September 2025	460,000	5,000	0.95
	October 2025 - December 2025	460,000	5,000	0.95
	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(4)
Crude oil roll differential swaps	July 2023 - September 2023	1,656,000	18,000	$1.16
	October 2023 - December 2023	1,656,000	18,000	1.16
	January 2024 - March 2024	1,092,000	12,000	0.68
	April 2024 - June 2024	1,092,000	12,000	0.67
	July 2024 - September 2024	1,104,000	12,000	0.66
	October 2024 - December 2024	1,104,000	12,000	0.66
	January 2025 - March 2025	180,000	2,000	0.37
	April 2025 - June 2025	182,000	2,000	0.37
	July 2025 - September 2025	184,000	2,000	0.37
	October 2025 - December 2025	184,000	2,000	0.37

(1)    These crude oil swap transactions are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These crude oil collars are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.
(3)    These crude oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices during each applicable monthly settlement period.

(4)    These crude oil roll swap transactions are settled based on the difference between the arithmetic average of NYMEX WTI calendar month prices and the physical crude oil delivery month price.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)(1)
Natural gas swaps	July 2023 - September 2023	1,486,925	16,162	$4.70
	October 2023 - December 2023	1,413,628	15,366	4.90
	January 2024 - March 2024	4,104,919	45,109	3.77
	April 2024 - June 2024	446,321	4,905	3.93
	July 2024 - September 2024	429,388	4,667	4.01
	October 2024 - December 2024	413,899	4,499	4.32
	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(2)
Natural gas basis differential swaps	July 2023 - September 2023	6,210,000	67,500	$(1.30)
	October 2023 - December 2023	6,210,000	67,500	(1.30)
	January 2024 - March 2024	3,640,000	40,000	(0.52)
	April 2024 - June 2024	1,820,000	20,000	(0.67)
	July 2024 - September 2024	1,840,000	20,000	(0.66)
	October 2024 - December 2024	1,840,000	20,000	(0.64)
	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(3)
Natural gas basis differential swaps	July 2023 - September 2023	1,840,000	20,000	$(0.30)
	October 2023 - December 2023	1,840,000	20,000	(0.30)
	January 2024 - March 2024	3,640,000	40,000	0.00
	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Collar Price Ranges ($/MMBtu)(4)
Natural gas collars	July 2023 - September 2023	6,563,075	71,338	$3.64 - $7.52
	October 2023 - December 2023	6,636,372	72,134	3.66 - 8.22
	January 2024 - March 2024	3,175,081	34,891	3.36 - 9.44
	April 2024 - June 2024	1,373,679	15,095	3.00 - 6.45
	July 2024 - September 2024	1,410,612	15,333	3.00 - 6.52
	October 2024 - December 2024	1,426,101	15,501	3.25 - 7.30

(1)    These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas, during each applicable monthly settlement period.
(3)    These natural gas basis swap contracts are settled based on the difference between the Houston Ship Channel (“HSC”) price and the NYMEX price of natural gas during each applicable monthly settlement period.
(4)    These natural gas collars are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.